Exhibit 99.1

February 25, 2015	FOURTH QUARTER UPDATE

Dear fellow shareholders,

Business First Bancshares, Inc., the parent bank holding company for Business First Bank, is pleased to report net income for the quarter and year ending December 31, 2014, totaling $1.14 million and $4.35 million, respectively. During the fourth quarter of 2014, our return on average common equity was 6.50% and our return on average assets was 0.70%. For the year ending December 31, 2014, our return on average common equity was 5.93% and our return on average assets was 0.62%. As of December 31, 2014, our tangible book value increased to $15.02 per share, up from $14.11 as of December 31, 2013.

Our bankers originated nearly a quarter of a billion dollars in new loans ($248 million) over the course of 2014, increasing our gross loan book by approximately $22 million to $558 million. Each year, American Banker magazine, a daily information resource serving the banking and financial services industry, publishes a report on the top commercial & industrial (“C&I”)-oriented community banks (defined as banks under $1 billion in assets). We are proud to be listed by the American Banker as the #1 C&I-oriented bank in Louisiana for the second year in a row, also achieving our highest ever ranking of #15 in the country, as measured by size of the C&I loan portfolio.

We are closely monitoring our investment in the energy industry due to the recent declines in oil and gas prices. Because we focus on serving Louisiana-based C&I companies, we have increased concentration exposure in the energy sector relative to many other community banks. While roughly 17% of our portfolio is made up of loans to companies operating in the energy sector, our portfolio is diversified by type, geography and industry. In fact, many of our clients benefit from lower energy prices, particularly those involved in the petro-chemical industry. We are monitoring developments pro-actively and on a client-by-client basis, but at this time do not anticipate significant adverse effects to our financial condition or results of operations. Our asset quality remains strong with a nonperforming assets-to-total assets ratio of 0.88% and a reserve for loan losses-to-total loans ratio of 1.19%. We were fortunate to finish the year without any of our performing loan portfolio over 30 days past due, a significant achievement given the size of our loan portfolio and a good indicator of the financial strength and stability of our client base.

We continue to make progress towards our pending acquisition of American Gateway Bank. Applications have been filed and are currently pending with the Louisiana Office of Financial Institutions, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System for approval of this transaction. The shareholders of American Gateway Financial Corporation, the parent bank holding company for American Gateway Bank, are scheduled to vote on the proposed transaction at a special shareholders’ meeting to be held on Tuesday, March 17, 2015. Subject to receipt of all necessary shareholder and regulatory approvals, we hope to be in a position to complete this transaction by the end of the first quarter. For more detailed information regarding the pending transaction, we encourage you to read the proxy statement-prospectus that has been distributed to the shareholders of American Gateway Financial Corporation in connection with the special shareholders’ meeting. A copy of the proxy statement-prospectus can be found on the United States Securities and Exchange Commission’s website at http://www.sec.gov/.

Finally, I am proud to note that Business First Bank was chosen in 2014 as one of American Banker magazine’s Top 40 Banks in the country to work for, one of only two institutions headquartered in Louisiana to achieve the distinction. As we continue to grow, our ability to attract and retain top employees will be the difference between our being a good bank or a great bank.

Business First Bank had a solid year in 2014 and we have every reason to believe that 2015 offers even more opportunity to enhance value for our shareholders. Thank you for your continued investment in and support of Business First Bank. If I or any member of our team can be of service, please call.

Sincerely, Jude Melville, President and Chief Executive Officer

Business First Bancshares, Inc.

	Quarterly Highlights			Annual Highlights
	Quarter Ended			Year Ended
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(Dollars in Thousands, Except Per Share Data)	2014	2014	2013	2014	2013	Change

Income Data
Net Interest Income	$5,901.00	$5,825.00	$6,067.00	$23,524.00	$24,277.00	-3.10%
Noninterest Income	$369.00	$635.00	$875.00	$1,728.00	$2,171.00	-20.41%
Operating Expense	$4,717.00	$4,673.00	$5,693.00	$18,675.00	$20,076.00	-6.98%
Net Income	$1,139.00	$1,030.00	$1,033.00	$4,350.00	$4,785.00	-9.09%
Net Income Per Share - Basic	$0.21	$0.19	$0.19	$0.82	$0.90	-8.89%

Profitability Ratios
Return on Average Assets	0.70%	0.64%	0.64%	0.62%	0.70%	-11.43%
Return on Average Equity	6.50%	6.05%	6.45%	5.93%	6.95%	-14.68%
Net Interest Margin	3.45%	3.46%	3.68%	3.55%	3.72%	-4.57%
Efficiency Ratio	72.89%	70.05%	83.61%	73.99%	78.49%	-5.73%
Net Charge-Off (Recovery) Ratio	0.39%	-0.41%	0.04%	0.02%	0.12%	-83.33%

End of Period Data and Ratios
Loans	$558,386.00	$541,085.00	$536,634.00
Investment Securities	$74,503.00	$76,197.00	$102,286.00
Assets	$684,819.00	$696,665.00	$684,180.00
Deposits	$587,252.00	$600,114.00	$594,176.00
Stockholders’ Equity	$79,162.00	$77,514.00	$71,923.00
Number of Shares Outstanding	5,314,925	5,314,925	5,314,925
Book Value Per Share	$14.89	$14.58	$13.53
Tangible Book Value Per Share	$15.02	$14.78	$14.11
Loans to Deposits	95.08%	90.16%	90.32%
Nonperforming Assets to Assets	0.88%	0.75%	0.55%
Allowance for Loan Losses to Loans	1.19%	1.23%	1.13%
Total Risk Based Capital Ratio	12.96%	13.45%	12.69%
Stockholders’ Equity to Assets Ratio	11.56%	11.13%	10.51%